                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 MARCH 22, 1999

                                  BY AND AMONG

                      AMERICAN RESIDENTIAL SERVICES, INC.

                           THE SERVICEMASTER COMPANY

                                      AND

                         SVM M9 ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 1

         THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 Section 1.1      The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 Section 1.2      ARS Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2

         THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 Section 2.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 Section 2.3      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 Section 2.4      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3

         EFFECT OF THE MERGER ON THE CAPITAL
         STOCK OF THE CONSTITUENT CORPORATIONS;
         PAYMENT OF MERGER CONSIDERATION; ARS STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 Section 3.1      Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 Section 3.2      Payment of Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 Section 3.3      Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 4

         ARS WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 4.1       Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 4.2       Corporate Authorization; Validity of Agreement;
                                   Board Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 4.3       Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 4.4       Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 4.5       Subsidiaries; Capitalization of Subsidiaries . . . . . . . . . . . . . . . . . . .  13
                 Section 4.6       SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 4.7       Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 4.8       Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 4.9       No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.10      Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.11      Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 4.12      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 4.13      No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 4.14      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                 Section 4.15      Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.16      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.17      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.18      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.19      Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.20      Finders and Investment Bankers . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.21      Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.22      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 4.23      Board Action Regarding ARS Option Plans  . . . . . . . . . . . . . . . . . . . . .  26
                 Section 4.24      Board Action Regarding Rights Agreement  . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 5

         WARRANTIES OF
         SERVICEMASTER AND ACQUISITION SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.1       Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.2       Corporate Authorization; Validity of Agreement;
                                   Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.3       Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.4       Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 5.5       SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 5.6       Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 5.7       No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 5.8       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 5.9       Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 5.10      No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 5.11      Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 5.12      Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.13      Finders and Investment Bankers . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.14      Ownership of ARS Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 6

         COVENANTS OF ARS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 6.1       Conduct of Business by ARS Pending the Merger  . . . . . . . . . . . . . . . . . .  31
                 Section 6.2       ARS Stockholder Approval; Preparation of Proxy Statement . . . . . . . . . . . . .  33
                 Section 6.3       Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 6.4       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 6.5       Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 6.6       Monthly Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 6.7       Resignation of ARS Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 7

         COVENANTS OF SERVICEMASTER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                 Section 7.1       Obligations of Acquisition Subsidiary  . . . . . . . . . . . . . . . . . . . . . .  37
                 Section 7.2       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 8

         COVENANTS OF SERVICEMASTER AND ARS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 8.1       Diligent Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 8.2       Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 8.3       Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 8.4       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 8.5       Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 8.6       Regulatory Matters and Approvals . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 8.7       Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 8.8       Material Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 9

         CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 9.1       Conditions to the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 9.2       Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 10

         TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 Section 10.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 Section 10.2      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 10.3      Effect of Termination; Termination Fee . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 11

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 11.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 11.2      Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.3      Amendments; No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.4      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.5      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.6      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.7      Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.8      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 11.9      No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") has been made as of March 22, 1999 (the "date hereof") by and among American Residential Services, Inc., a Delaware corporation ("ARS"), The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), and SVM M9 ARS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ServiceMaster ("Acquisition Subsidiary").

         WHEREAS, in furtherance of the acquisition of ARS by ServiceMaster on the terms and subject to the conditions set forth in this Agreement, ServiceMaster proposes to cause Acquisition Subsidiary to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $0.001 per share, of ARS, together with the related preferred stock purchase rights (the "ARS Common Stock" and the shares of ARS Common Stock being hereinafter collectively referred to as the "ARS Shares"), at a purchase price of $5.75 per ARS Share, or such higher price as ServiceMaster may decide to offer in its sole and absolute discretion in the Offer (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement.

         WHEREAS, the respective boards of directors of ServiceMaster, Acquisition Subsidiary and ARS have declared advisable and approved the Offer and the merger of Acquisition Subsidiary with and into ARS (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding ARS Share, other than ARS Shares owned directly or indirectly by ServiceMaster or ARS and Dissenting Shares (as hereinafter defined), will be so purchased in the Offer or converted in the Merger into the right to receive the price per ARS Share paid in the Offer.

         WHEREAS, ServiceMaster, Acquisition Subsidiary and ARS desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         The parties hereto agree as follows:

                                   ARTICLE 1

                                   THE OFFER

         Section 1.1      The Offer.

                 (a) Subject to the provisions of this Agreement and the satisfaction or waiver of the conditions set forth in this Agreement, as promptly as practicable but in no event later than March 29, 1999, Acquisition Subsidiary shall, and ServiceMaster shall cause Acquisition Subsidiary to, commence the Offer. ServiceMaster shall not be obligated to commence the Offer if any state of facts or events shall exist which would entitle ServiceMaster to not acquire the ARS Shares tendered in response to the Offer under the conditions set forth in Section 9.1, other than the Minimum Condition (as hereinafter defined). The initial scheduled expiration date for the

Offer shall be April 26, 1999. Acquisition Subsidiary shall be obligated to, and ServiceMaster shall cause Acquisition Subsidiary to, accept for payment, and pay for as promptly as practicable after the expiration of the Offer, all ARS Shares validly tendered pursuant to the Offer and not withdrawn, subject only to the conditions with respect to the Offer set forth in Section 9.1 (any of which may be waived in whole or in part by Acquisition Subsidiary in its sole discretion); provided that, without the consent of ARS, Acquisition Subsidiary shall not waive the Minimum Condition. Acquisition Subsidiary expressly reserves the right to modify the terms of the Offer, except that, without the consent of ARS, Acquisition Subsidiary shall not (i) reduce the number of ARS Shares subject to the Offer, (ii) reduce the Offer Price below $5.75 per ARS Share, net to the seller in cash, (iii) add to the conditions with respect to the Offer set forth in Section 9.1, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the ARS Shares. Notwithstanding the foregoing, Acquisition Subsidiary may, without the consent of ARS, (A) extend the Offer, if at the initial scheduled or extended expiration date of the Offer any of the conditions with respect to the Offer set forth in Section 9.1 shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (C) extend the Offer on one or more occasions for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clauses (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90 percent of the outstanding ARS Shares. ServiceMaster will (and will cause Acquisition Subsidiary to) consummate the Merger as soon as practicable after the consummation of the Offer.

                 (b) On the date of commencement of the Offer, ServiceMaster and Acquisition Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). ServiceMaster and Acquisition Subsidiary agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the stockholders of ARS, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by ServiceMaster or Acquisition Subsidiary with respect to information supplied by ARS or any of its affiliates or representatives specifically for inclusion or incorporation by reference in the Offer Documents. Each of ServiceMaster, Acquisition Subsidiary and ARS agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and ServiceMaster and Acquisition Subsidiary further agree to take all steps reasonably necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the stockholders of ARS, in each case as and to the extent required by applicable federal securities laws. ARS and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of ARS. ServiceMaster and Acquisition Subsidiary agree to provide ARS and its counsel any comments ServiceMaster, Acquisition Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                 (c) ServiceMaster shall provide or cause to be provided to Acquisition Subsidiary on a timely basis the funds necessary to accept for payment, and to pay for, any ARS Shares that Acquisition Subsidiary becomes obligated to accept for payment, and to pay for, pursuant to the Offer.

         Section 1.2      ARS Actions.

                 (a) ARS hereby approves of and consents to the Offer and represents that the board of directors of ARS, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of ARS, unanimously recommending that the stockholders of ARS accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement if such adoption is required and approving the acquisition of ARS Shares by Acquisition Subsidiary pursuant to the Offer and the other transactions contemplated by this Agreement. ARS believes that each of its directors currently intends to tender all ARS Shares (other than ARS Shares, if any, held by such person that, if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) owned by such person pursuant to the Offer.

                 (b) On the date the Offer Documents are filed with the SEC, ARS shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) of this Section and shall mail the Schedule 14D-9 to the stockholders of ARS; provided that the board of directors of ARS may, prior to the purchase of the ARS Shares pursuant to the Offer, withdraw or modify such recommendation if the board of directors of ARS, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the board of directors of ARS of its fiduciary duties under applicable laws; provided further that the board of directors of ARS may not approve or recommend (and in connection therewith, withdraw or modify the recommendation described in paragraph (a) of this Section) an Acquisition Transaction (as hereinafter defined) other than the Offer and the Merger unless such Acquisition Transaction is a bona fide unsolicited written proposal from a third party that constitutes a Qualified Competing Proposal (as hereinafter defined) under the criteria prescribed in
Section 6.4(c). The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the stockholders of ARS, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by ARS with respect to information supplied by ServiceMaster or any of its Subsidiaries (as hereinafter defined) or representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of ARS, ServiceMaster and Acquisition Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and ARS further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of ARS, in each case as and to the extent required by applicable federal securities laws. ServiceMaster and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of ARS. ARS agrees to provide ServiceMaster and its counsel any comments ARS or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                 (c) In connection with the Offer and the Merger, ARS shall cause its transfer agent to furnish Acquisition Subsidiary promptly with mailing labels containing the names and addresses of the record holders of ARS Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the possession or control of ARS regarding the beneficial owners of ARS Shares, and shall furnish to Acquisition Subsidiary such information and assistance (including updated lists of stockholders, security position listings and computer files) as ServiceMaster may reasonably request in communicating the Offer to the stockholders of ARS. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, ServiceMaster and Acquisition Subsidiary and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if the Offer and this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to ARS all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE 2

                                   THE MERGER

         Section 2.1 The Merger. Subject to the last two sentences of this Section 2.1, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Acquisition Subsidiary shall be merged with and into ARS at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and ARS shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary in accordance with Delaware Law. At the election of ServiceMaster, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, (i) any direct or indirect wholly-owned subsidiary of ServiceMaster may be substituted for and assume all of the rights and obligations of Acquisition

Subsidiary as a constituent corporation in the Merger or (ii) ARS may be merged with and into Acquisition Subsidiary with Acquisition Subsidiary continuing as the Surviving Corporation with the effects set forth above and in Section 2.4. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         Section 2.2 Closing. The closing (the "Closing") of the Merger will take place at 10:00 a.m. (Chicago time) on a date to be specified by ServiceMaster or Acquisition Subsidiary, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Section 9.2 (the "Closing Date"), at the offices of Kirkland & Ellis, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Delaware Secretary of State a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Acquisition Subsidiary and ARS shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         Section 2.4      Effects of the Merger.

                 (a)      The Merger shall have the effects set forth in
Section 259 of Delaware Law.

                 (b) The certificate of incorporation of ARS shall be amended and restated at the Effective Time of the Merger to be identical to the certificate of incorporation of Acquisition Subsidiary (except that the name of the Surviving Corporation shall remain American Residential Services, Inc.) and as so amended and restated it shall be the restated certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                 (c) The bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         For purposes of this Agreement, "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

                                   ARTICLE 3

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS;
               PAYMENT OF MERGER CONSIDERATION; ARS STOCK OPTIONS

         Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any ARS Shares or any shares of capital stock of Acquisition Subsidiary:

                 (a) Each issued and outstanding share of capital stock of Acquisition Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                 (b) Each ARS Share that is owned by ARS or by any Subsidiary of ARS and each ARS Share that is owned by ServiceMaster, Acquisition Subsidiary or any other Subsidiary of ServiceMaster shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Subject to paragraph (d) of this Section, each issued and outstanding ARS Share, other than ARS Shares to be canceled in accordance with paragraph (b) of this Section, shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration").

                 (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding ARS Shares held by a person (a "Dissenting Stockholder") who complies with all the provisions of Delaware Law concerning the right of holders of ARS Shares to require appraisal of their ARS Shares ("Dissenting Shares") shall not be converted as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to Delaware Law, his ARS Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. ARS shall give ServiceMaster (i) prompt notice of any demands for appraisal of ARS Shares received by ARS or the receipt by ARS of any documents or instruments with respect to rights of appraisal pursuant to Delaware Law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. ARS shall not, without the prior written consent of ServiceMaster, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                 (e) From and after the Effective Time, all ARS Shares converted in accordance with Section 3.1 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such ARS Shares (other than any Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

         Section 3.2      Payment of Merger Consideration.

                 (a) Prior to the Effective Time, ServiceMaster shall appoint an agent reasonably acceptable to ARS (the "Exchange Agent") for the purpose of exchanging certificates formerly representing ARS Shares for the Merger Consideration. Immediately following the Effective Time, ServiceMaster shall deposit with the Exchange Agent, for the benefit of the holders of certificates formerly representing ARS Shares, the Merger Consideration issuable pursuant to Section 3.1(c). Promptly after the Effective Time, ServiceMaster will send, or will cause the Exchange Agent to send, to each holder of ARS Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing ARS Common Stock shall pass, only upon proper deliver of the certificates formerly representing ARS Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates formerly representing ARS Shares in exchange for the Merger Consideration.

                 (b) Each holder of ARS Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such ARS Shares, together with a properly completed and duly executed letter of transmittal covering such ARS Shares and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive the Merger Consideration payable in respect of such ARS Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration without interest.

                 (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the ARS Shares formerly represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such ARS Shares formerly represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                 (d) After the Effective Time, there shall be no further registration of transfers of ARS Shares. If, after the Effective Time, certificates formerly representing ARS Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article.

                 (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains unclaimed by the holders of certificates formerly representing ARS Shares one year after the Effective Time shall be returned to ServiceMaster, upon demand, and any such holder who has not exchanged his certificates formerly representing ARS Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to ServiceMaster for payment of the Merger Consideration. Neither ServiceMaster, ARS nor the Exchange Agent shall be liable to any person in respect of any

Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate formerly representing ARS Shares shall not have been surrendered prior to two years after the Effective Time, or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                 (f) The Exchange Agent shall invest any cash deposited with the Exchange Agent, as directed by ServiceMaster, on a daily basis. Any interest and other income resulting from such investments shall be paid to ServiceMaster.

                 (g) If any certificate representing ARS Shares outstanding as of the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration due to such person pursuant to this Agreement.

         Section 3.3      Stock Options.

                 (a) Upon consummation of the Merger, (i) every outstanding stock option granted by ARS (the "ARS Stock Options") under its 1996 Incentive Plan or under its 1997 Employee Incentive Plan (the "ARS Option Plans") and (ii) the March 6, 1996 warrant of ARS held by Equus II Incorporated, if such warrant is outstanding at the Effective Time (the "ARS Warrant") shall automatically convert so that: (i) common stock, par value $0.01 per share, of ServiceMaster (the "ServiceMaster Common Stock") shall be substituted for ARS Common Stock as the security purchasable under the option or warrant; (ii) the number of shares of ServiceMaster Common Stock subject to the option or warrant immediately after the Merger shall be equal to the product derived by multiplying the number of shares of ARS Common Stock that shall have been subject to the option or warrant immediately prior to the Merger by the Option Exchange Ratio (as hereinafter defined); and (iii) the exercise price per share at which ServiceMaster Common Stock shall be purchasable immediately after the Merger shall be equal to quotient derived by dividing the exercise price per share at which ARS Common Stock shall have been purchasable prior to the Merger by the Option Exchange Ratio. "Option Exchange Ratio" means a fraction equal to (i) the Offer Price divided by (ii) the average of the closing prices of ServiceMaster Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably designated by the Chief Financial Officer of ServiceMaster), on the 20 consecutive Trading Days (as hereinafter defined) ending on the Trading Day on which the Offer is consummated (or if such day is not a Trading Day, the Trading Day first preceding such consummation day). "Trading Day" means any day on which the NYSE is open for trading.

                 (b) All ARS Stock Options and the ARS Warrant as modified pursuant to this Section shall remain in effect after the Effective Time and all conditions and restrictions relating to all such options and warrant, including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring continued performance of services with respect to the exercisability or settlement of such ARS Stock Options or ARS Warrant, shall remain in effect (except that for purposes of this Agreement, the ARS Stock Options granted to non-employee directors of ARS shall be treated as if the respective director had resigned with the consent of the majority of the other directors).

                 (c) As soon as practicable after the Effective Time, ServiceMaster shall deliver to the holders of ARS Stock Options appropriate notices setting forth the rights of such holders pursuant to the respective ARS Option Plans and the agreements evidencing the grants of such ARS Stock Options. ARS has concurrent with the execution and delivery of this Agreement delivered to ServiceMaster a true and correct agreement (originally executed) of the holder of the ARS Warrant which contains the consent and agreement of such holder to the treatment of the ARS Warrant contemplated by paragraph (a) above.

                 (d) ServiceMaster shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ServiceMaster Common Stock for delivery on exercise of the ARS Stock Options and the ARS Warrant assumed in accordance with this Section. As soon as reasonably practicable after the Effective Time, ServiceMaster shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ServiceMaster Common Stock subject to such ARS Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement for so long as any such ARS Stock Options remain outstanding.

                                   ARTICLE 4

                                 ARS WARRANTIES

         References in this Agreement to the "ARS Disclosure Schedule" and in this Article to "Schedule" mean the document captioned "ARS Disclosure Schedule" as constituted upon its delivery to ServiceMaster prior to ServiceMaster's execution and delivery of this Agreement. ARS warrants to ServiceMaster and Acquisition Subsidiary as follows, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the ARS Disclosure Schedule.

         The term "ARS Material Adverse Effect" means any change or effect that would be materially adverse to the business, financial condition or results of operations of ARS and its Subsidiaries taken as a whole, other than any change or effect to the extent it results from (i) the announcement and performance of this Agreement and the transactions contemplated hereby and the compliance with the covenants set forth herein, (ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (iii) changes in any tax laws or regulations or applicable accounting regulations or principles or (iv) changes in weather patterns adverse to ARS or in corporate interest rates.

         Section 4.1 Organization. Each of ARS and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have an ARS Material Adverse Effect. Each of ARS and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an ARS Material Adverse Effect.

         Section 4.2 Corporate Authorization; Validity of Agreement; Board Action. ARS has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining, if required by applicable law, the adoption of this Agreement by an affirmative vote of the holders of a majority of the outstanding ARS Shares (the "ARS Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance by ARS of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its board of directors and, except for obtaining the ARS Stockholder Approval if such is required, no other corporate action or proceedings on the part of ARS is necessary to authorize the execution and delivery by ARS of this Agreement, and the consummation by it of the transactions contemplated hereby. The ARS Stockholder Approval if such is required is the only vote of the holders of any class or series of the capital stock of ARS which is necessary to adopt this Agreement. This Agreement has been duly executed and delivered by ARS and, assuming this Agreement constitutes a valid and binding obligation of ServiceMaster and Acquisition Subsidiary, constitutes a valid and binding obligation of ARS, enforceable against ARS in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Consents and Approvals; No Violations. Except for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the NYSE, the state securities or "blue sky" laws and any applicable state takeover laws, and except for the ARS Stockholder Approval if such is required and the filing of the Certificate of Merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement nor the consummation by ARS of the transactions contemplated hereby nor compliance by ARS with any of the provisions hereof will:

                 (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other organizational documents with respect to entities that are not corporations) of ARS or of any of its Subsidiaries;

                 (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have an ARS Material Adverse Effect and would not, or would not be reasonably likely to, materially impair the ability of ARS or, to the knowledge of ARS, ServiceMaster or Acquisition Subsidiary to consummate the transactions contemplated by this Agreement;

                 (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which ARS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (an "ARS Agreement"), except for any violation, breach or default which would not have an ARS Material Adverse Effect;

                 (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ARS, any of its Subsidiaries or any of their properties or assets, except for any violation which would not have an ARS Material Adverse Effect; or

                 (e) result in the creation or imposition of any mortgage, lien, pledge, charge, encumbrance or other security interest on any asset of ARS or any of its Subsidiaries, except for any such results which would not have an ARS Material Adverse Effect.

         Section 4.4      Capitalization.

                 (a) The authorized capital stock of ARS consists of 50,000,000 shares of ARS Common Stock and 10,000,000 shares of Preferred Stock, par value $0.001 per share ("ARS Preferred Stock"). As of the close of business on the date hereof, (i) 15,887,704 shares of ARS Common Stock were issued and outstanding and 24,744 shares of ARS Common Stock were held in treasury and (ii) no shares of ARS Preferred Stock were issued and outstanding or held in treasury. All outstanding shares of the capital stock of ARS are, and all shares which may be issued pursuant to the exercise of ARS Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

                 (b) As of the date hereof, options to acquire an aggregate of 2,780,491 shares of ARS Common Stock are outstanding under the ARS Option Plans. Schedule 4.4(b) lists each holder of an option under the ARS Option Plans, the number of shares of ARS Common Stock issuable with respect to each such option (assuming full vesting) and the exercise price of such option. 85,000 of the ARS Stock Options were issued under the caption "incentive stock options" and the balance of the ARS Stock Options were issued under the caption "nonqualified stock options."

                 (c) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of ARS or any of its Subsidiaries issued and outstanding. There are no shares of capital stock of ARS authorized, issued or outstanding, and there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of ARS or any of its Subsidiaries, obligating ARS or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, ARS or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of ARS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

                 (d) There are no outstanding contractual obligations of ARS or any of its Subsidiaries requiring ARS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of ARS or any Subsidiary or affiliate of ARS or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. None of ARS or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of ARS, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                 (e) There are no voting trusts or other agreements or understandings to which ARS or any of its Subsidiaries is a party with respect to the voting of the capital stock of ARS or any of its Subsidiaries. To the knowledge of ARS, there are no voting trusts or other agreements or understandings to which any stockholder of ARS is a party with respect to the voting of the capital stock of ARS.

         Section 4.5      Subsidiaries; Capitalization of Subsidiaries.
Schedule 4.5 sets forth a complete and correct list of the direct and indirect Subsidiaries of ARS. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of ARS is owned by ARS, directly or indirectly, free and clear of any mortgage, lien, pledge, charge, encumbrance or other security interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), and all such shares or other ownership interests have been validly issued and are fully paid and nonassessable.

         Section 4.6      SEC Reports and Financial Statements.

                 (a) ARS has filed with the SEC and has heretofore made available to ServiceMaster true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries under the Exchange Act and the Securities Act since the date of the initial public offering of the ARS Common Stock (as such documents have been amended since the time of their filing, collectively, the "ARS SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the ARS SEC Documents, including, without limitation, any financial statements and schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ARS SEC Documents.

                 (b) Each of the consolidated financial statements included in ARS SEC Documents and the Annual Financial Statements (as hereinafter defined) was prepared from, and is in accordance with, the books and records of ARS and/or its consolidated Subsidiaries, complies in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X of the SEC and for the exclusion of footnotes therein) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations (and changes in financial position, if any) of ARS and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments, other adjustments discussed therein (if any) and lack of footnote disclosures). "Annual Financial Statements" means the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and statements of cash flows of ARS as of and for the fiscal year ended December 31, 1998 contained in the ARS Disclosure Schedule corresponding to this Section.

                 (c) The consolidated financial statements included in the January 1999 Financial Statements (as hereinafter defined) were prepared in accordance with the books and records of ARS and/or its consolidated Subsidiaries and with GAAP applied on a consistent basis and fairly present in all material respects the consolidated results of operations of ARS and its consolidated Subsidiaries for the period presented therein (subject to normal year end adjustments, other adjustments discussed therein (if any) and lack of footnote disclosures). "January 1999 Financial Statements" means the consolidated financial statements for the fiscal month ended January 31, 1999 contained in the ARS Disclosure Schedule corresponding to this Section.

         Section 4.7 Information Supplied. None of the information supplied or to be supplied by ARS or any of its affiliates or representatives specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or the Proxy Statement (as hereinafter defined) or (iii) the information to be filed by ARS in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the stockholders of ARS, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by ARS with respect to statements made or incorporated by reference therein based on information supplied by ServiceMaster or any of its Subsidiaries or representatives specifically for inclusion or incorporation by reference therein.

         Section 4.8 Absence of Certain Changes. Except as set forth in the Annual Financial Statements, except as set forth or incorporated in the ARS SEC Documents filed prior to the date of this Agreement or except as expressly permitted by this Agreement, since September 30, 1998, ARS and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business and there has not occurred:

                 (a) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or which would be reasonably likely to have, in the aggregate, an ARS Material Adverse Effect;

                 (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of ARS or of any of its Subsidiaries, other than dividends paid by wholly-owned Subsidiaries;

                 (c) any material change by ARS or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP;

                 (d) any amendment of any material term of any outstanding security of ARS or any of its Subsidiaries that would materially increase the obligations of ARS or of such Subsidiary under such security;

                 (e) any incurrence or assumption by ARS or any of its Subsidiaries of any indebtedness for borrowed money, other than (i) indebtedness that can be repaid at any time without any prepayment penalty or other similar fee or (ii) borrowings under credit facilities of ARS existing on the date hereof;

                 (f) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by ARS or any of its Subsidiaries for the obligations of any other person (other than any wholly-owned Subsidiary of ARS), other than in the ordinary course of business;

                 (g) any making of any loan, advance or capital contribution to or investment in any person by ARS or any of its Subsidiaries other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of ARS or (ii) loans or advances to employees of ARS or any of its Subsidiaries made in the ordinary course of business;

                 (h) any commitment by ARS or any of its Subsidiaries to any contract or agreement relating to any material acquisition or disposition of any assets or business or any modification, amendment, assignment, termination or relinquishment by ARS or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it or any of its Subsidiaries as a beneficiary or a loss payable payee) that would have an ARS Material Adverse Effect; or

                 (i) any employment, deferred compensation, severance, retirement or other similar agreement with any director, officer or employee of ARS or any of its Subsidiaries (or any amendment to any such existing agreement), grant of any severance or termination pay to any director, officer or employee of ARS or any of its Subsidiaries or change in compensation or other benefits payable to any director, officer or employee of ARS or any of its Subsidiaries pursuant to any severance or retirement plans or policies thereof, except in each case in the ordinary course of business with respect to any employee who is not also an officer or director of ARS.

         Section 4.9 No Undisclosed Liabilities. Neither ARS nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, an ARS Material Adverse Effect, other than (i) any liability or obligation reflected on the balance sheet contained in the Annual Financial Statements (or reflected in the notes thereto), (ii) any liability or obligation disclosed in the ARS 1997 SEC Information (as hereinafter defined) and (iii) any liability or obligation permitted to be incurred by ARS under this Agreement or caused by the transactions contemplated by this Agreement. "ARS 1997 SEC Information" means the Form 10-K of ARS with respect to its fiscal year ended December 31, 1997 and its Form 10-Q for each of the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, but excluding all risk factor and forward-looking statements contained therein and all exhibits filed therewith.
Schedule 4.9 sets forth each instrument evidencing indebtedness of ARS and its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement or the transactions contemplated hereby.

         Section 4.10     Employee Benefit Plans.

                 (a) Schedule 3.10(a) contains an accurate and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) contributed to, maintained or sponsored by ARS or any of its Subsidiaries, or with respect to which ARS or any of its Subsidiaries has any liability or potential liability; and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by ARS or any of its Subsidiaries for the benefit of any present or former employee, officer or director of ARS or any of its Subsidiaries, or with respect to which ARS or any of its Subsidiaries has any liability or potential liability. Each item listed on Schedule 3.10(a) is referred to herein as a "Benefit Plan."

                 (b) Schedule 3.10(b) contains an accurate and complete list of each collective bargaining agreement and each other agreement, arrangement, commitment, understanding, plan, or policy of any kind, whether written or oral, of ARS or any Subsidiary of ARS or to which ARS or any of its Subsidiaries may have any liability, with or for the benefit of any current or former employee, officer, director or consultant of ARS or any of its Subsidiaries (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each item listed on
Schedule 3.10(b) is referred to herein as a "Compensation Commitment."

                 (c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each trust which forms a part of any such Benefit Plan
(i) has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and (ii) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

                 (d) Neither ARS nor any of its Subsidiaries currently contribute to, maintain, sponsor or have any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and neither ARS nor any of its Subsidiaries has contributed to, maintained or sponsored or has any liability with respect to any such employee pension benefit plan for any time during the six years preceding the Closing Date.

                 (e) None of the Benefit Plans or Compensation Commitments obligates ARS or any of its Subsidiaries to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

                 (f) (i) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by
Section 412 of the Code with respect to any Benefit Plan, and neither ARS nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of ARS or any of its Subsidiaries that is to be acquired by ServiceMaster, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) neither ARS nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (v) there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits) which could result in liability to ARS or any of its Subsidiaries (whether direct or indirect), and neither ARS nor any of its Subsidiaries has knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

                 (g) (i) ARS and each of its Subsidiaries has complied with the health care continuation requirements of Part 6 of Title I of ERISA; and (ii) ARS and its Subsidiaries have no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of ARS or any of its Subsidiaries or any other person, except as specifically required by Part 6 of Title I of ERISA.

                 (h) (i) Neither ARS nor any of its Subsidiaries has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), nor, to the knowledge of ARS or any of its Subsidiaries, has any such liability been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) neither ARS nor any of its Subsidiaries is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the best knowledge of ARS and each of its Subsidiaries, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code; and each Multiemployer Plan is qualified under
Section 401(a) of the Code.

                 (i) The actions contemplated by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) with regard to which ARS or any of its Subsidiaries has any contribution obligation or other liabilities thereunder.

                 (j) Neither ARS nor any ERISA Affiliate has any liability or potential liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity.

                 (k) Neither ARS nor any of its Subsidiaries has, contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of ARS or any of its Subsidiaries located outside the United States (the "Foreign Plans").

                 (l) With respect to each Benefit Plan and each Compensation Commitment, ARS or the appropriate Subsidiary of ARS has made available to ServiceMaster true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and (v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

         Section 4.11 Compliance with Law. Except with regard to occupational safety and health, environmental, Taxes (as hereinafter defined) and ERISA (the representations and warranties in respect of which are set forth in Sections 4.10, 4.14 and 4.17), ARS and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, insurance, regulatory and antitrust laws, except to the extent that any such non-compliance would not have an ARS Material Adverse Effect.

         Section 4.12 Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of ARS, threatened against or affecting, ARS or any of its Subsidiaries, or, to the knowledge of ARS, any review or investigation pending or threatened against or affecting ARS or any of its Subsidiaries, which would be reasonably likely to have an ARS Material Adverse Effect or would prevent ARS from consummating the transactions contemplated by this Agreement.

         Section 4.13 No Default. The business of ARS and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or bylaws or similar organizational documents, or (b) any ARS Agreement, excluding from the foregoing clause (b) defaults or violations that would not have an ARS Material Adverse Effect and would not, or would not be reasonably likely to, materially impair the ability of ARS or, to the knowledge of ARS, ServiceMaster or Acquisition Subsidiary to consummate the transactions contemplated by this Agreement.

         Section 4.14     Taxes.

                 (a)      Definitions.  For purposes of all of Section 4.14:

                          (i)     The term "ARS" includes ARS and each
                                  Subsidiary of ARS, including without
                                  limitation any corporation or other entity that became or becomes a Subsidiary of ARS prior to the Effective Time.

                          (ii) The term "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

                          (iii)   The term "Return" means any returns,
                                  declarations, reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

                 (b)      Tax Filings and Payments.

                          (i) All federal Returns and all material state, local and foreign Returns required to be filed on or before the date hereof and the date of the Closing by or on behalf of ARS have been or will be duly filed on a timely basis (taking into account any extensions) and such Returns are or will be true, correct and complete in all material respects.

                          (ii) ARS has timely paid or will pay or made or will make adequate provision for all Taxes (whether or not shown on or reportable on the Returns) described in Section 4.14(b)(i), except as would not, individually or in the aggregate, have an ARS Material Adverse Effect.

                          (iii) ARS has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing.

                          (iv) The charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the books of ARS are not materially less than the Tax liabilities accruing or payable by ARS in respect of periods prior to the date hereof, and the charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the Annual Financial Statements are not materially less than the Tax liabilities accruing or payable by ARS in respect of the period covered by the Annual Financial Statements.

                          (v) ARS is not delinquent in the payment of any material Taxes and has not requested any extension of time within which to file or send any material Return, which Return has not since been filed or sent and which Taxes have not been paid.

                          (vi) No deficiencies exist for any Taxes nor have any been proposed, asserted, or assessed against ARS that are not adequately reserved for.

                          (vii) There is no dispute or claim concerning any material Tax liability of ARS either (A) claimed or raised by any taxing authority in writing or (B) as to which ARS has knowledge based upon personal contact with any agent of a taxing authority.

                          (viii)  There is no currently pending audit,
                                  examination, or, to ARS's knowledge, any investigation of any Return by any taxing authority nor has ARS received any written notice of such audit, examination, or investigation.

                          (ix) ARS has not agreed in writing to waive any statute of limitations in respect of Taxes or agreed in writing to any extension of the limitations period applicable to the assessment or collection of Taxes.

                          (x) ARS is not subject to liability for Taxes of any person (other than ARS or any other member of the affiliated group of corporations that is included in a consolidated federal income tax return of which ARS is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law.

                          (xi) ARS is not nor has it ever been a party to any tax sharing agreement with any entity.

                          (xii) No written claim has ever been made by an authority in a jurisdiction where ARS does not file Returns that it is or may be subject to taxation by that jurisdiction.

                          (xiii) There are no liens on any of the assets of ARS that arose in connection with any failure (or alleged failure) to pay any Taxes other than Taxes which are not yet delinquent.

                          (xiv) ARS has complied in all material respects with applicable Tax laws relating to the withholding of Taxes and the payment thereof to the appropriate taxing authorities, and has complied with all material information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (xv) ARS has provided or made available to ServiceMaster or its representatives (A) correct and complete copies of the consolidated federal income tax Returns of ARS for the taxable periods ended

                                  December 31, 1996 and 1997, (B) complete and correct copies of the separate, consolidated and combined state, local and foreign income tax Returns of ARS for the taxable periods ended December 31, 1996 and 1997 and (C) all examination reports, closing agreements and statements of deficiencies, if any, relating to the audit of such Tax Returns by the IRS or the relevant state, local or foreign taxing authorities.

                          (xvi) ARS is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (c)      Tax Characteristics of ARS.

                          (i) To ARS's knowledge, no stockholder of ARS who owns more than 5% of ARS's Common Stock is a "foreign person" (as that term is defined in Section 1445(f)(3) of the Code).

                          (ii)    ARS is not a "consenting corporation" under
                                  Section 341(f) of the Code.

                          (iii) ARS has not entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to ARS pursuant to Sections 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

                          (iv) ARS has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                          (v) ARS has not executed any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) that requires ARS to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing.

                          (vi) ARS will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law) to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date.

         Section 4.15 Contracts. Each material ARS Agreement is valid, binding and enforceable and is in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have an ARS Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not have an ARS Material Adverse Effect. Neither ARS nor any of its Subsidiaries is a party to any agreement that expressly and materially limits the ability of ARS or any of its Subsidiaries to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. No material contract of ARS or any of its Subsidiaries will cease to be legal, valid, binding and enforceable as a result of the Merger.

         Section 4.16     Transactions with Affiliates.   Except to the extent
disclosed in ARS SEC Documents filed prior to the date of this Agreement, since September 30, 1998 there have been no material transactions, agreements, arrangements or understandings between ARS or its Subsidiaries, on the one hand, and the affiliates of ARS (other than wholly-owned Subsidiaries of ARS) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         Section 4.17 Environmental Matters. Except as set forth in ARS SEC Documents filed prior to the date hereof:

                 (a) For purposes of this Agreement, "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other rules or orders having the force or effect of law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos or polychlorinated biphenyls, each as amended.

                 (b) Each of ARS and its Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements, except for any noncompliance that would not, in the aggregate, have an ARS Material Adverse Effect.

                 (c) Without limiting the generality of the foregoing, each of ARS and its Subsidiaries has obtained, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements ("Environmental Permits") for the occupation of its facilities and the operation of its business, except for any failure to maintain or comply with Environmental Permits that would not, in the aggregate, have an ARS Material Adverse Effect.

                 (d) Neither ARS, nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any actual or alleged liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements, or common law, as it relates to health, safety, pollution or protection of the environment, except for such notices, reports or other information, the subject of which would not, in the aggregate, have an ARS Material Adverse Effect.

                 (e) None of ARS or its Subsidiaries, or to the knowledge of ARS their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any petroleum, hazardous substance or waste, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health and Safety Requirements, or the common law, as it relates to health, safety, pollution or protection of the environment, except for such liabilities that would not, in the aggregate, have an ARS Material Adverse Effect.

                 (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

                 (g) Neither ARS nor its Subsidiaries has, either expressly or, to the knowledge of ARS, by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health and Safety Requirements except that ARS has acquired ownership of businesses by merging the entity owning the business with a subsidiary of ARS or by acquiring the assets of a company or other entity and in such acquisitions the resulting subsidiary would be subject to the liabilities to which the merging entity was subject or the subsidiary acquiring the assets contractually agreed to assume or be responsible for, or became responsible for by operation of law, liabilities of the company or other entity transferring the assets.

                 (h) No facts, events or conditions relating to the past or present facilities, properties or operations of ARS or its Subsidiaries (or to the knowledge of ARS any of their predecessors) will prevent continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, or the common law, as it relates to health, safety, pollution or protection of the environment, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for such liabilities or matters which would not, in the aggregate, have an ARS Material Adverse Effect.

         Section 4.18 Intellectual Property. ARS and its Subsidiaries own or have adequate rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights (collectively, the "ARS Intellectual Property") necessary to carry on their respective business as currently conducted; and neither ARS nor any of its Subsidiaries has received any notice of infringements of or conflict with, and to ARS's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of ARS Intellectual Property that, in either such case, would have an ARS Material Adverse Effect.

         Section 4.19 Opinion of Financial Advisor. ARS has received an opinion from Jefferies & Company, Inc. ("Jefferies") to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger Consideration to be received by the holders of ARS Shares in connection with the Merger is fair to such holders from a financial point of view. ARS shall promptly upon receipt deliver to ServiceMaster a correct and complete copy of the written fairness opinion of Jefferies delivered to ARS with respect to such matters.

         Section 4.20 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARS, except for the arrangements between ARS and Jefferies.
ARS has supplied to ServiceMaster a correct and complete copy of the engagement letter for Jefferies and all other agreements or understandings affecting the amount that may be payable by ARS to Jefferies.

         Section 4.21 Takeover Statutes. To the knowledge of ARS, no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (other than Section 203 of Delaware Law) enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to ARS or any of its Subsidiaries is applicable to the Offer, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representation and warranty of ServiceMaster and Acquisition Subsidiary set forth in Section 5.14, the action of the board of directors of ARS prior to the execution of this Agreement is sufficient to render inapplicable to the Offer, the Merger and this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in
Section 203 of Delaware Law) set forth in Section 203 of Delaware Law.

         Section 4.22 Insurance. The ARS Disclosure Schedule lists the insurance policies covering ARS on the date hereof and on the date hereof each such policy is in full force and effect. Neither ARS nor any Subsidiary of ARS is in default with respect to its obligations under any insurance policy maintained by it, and neither ARS nor any ARS Subsidiary (since the time any such Subsidiary became a Subsidiary of ARS) has been denied insurance coverage at any time for any reason.

         Section 4.23 Board Action Regarding ARS Option Plans. The committee acting under the ARS Option Plans, the board of directors of ARS and all other necessary persons have taken all actions reasonably necessary to cause the conversions prescribed by Section 3.3(a) to occur automatically upon consummation of the Merger and that such conversions will in fact so occur.

         Section 4.24 Board Action Regarding Rights Agreement. The board of directors of ARS has taken all actions reasonably necessary to cause the Rights Agreement of ARS to not apply to the Offer, the Merger, the acquisition of ARS Shares by Acquisition Subsidiary pursuant to the Offer and any purchase of ARS Shares by ServiceMaster or Acquisition Subsidiary subsequent to the purchase of ARS Shares by Acquisition Subsidiary pursuant to the Offer and the other transactions contemplated by this Agreement and to cause it and the rights issued thereunder to expire prior to the Merger. In addition, the board of directors of ARS has taken all actions reasonably necessary such that the beneficial ownership of ARS Common Stock by ServiceMaster or Acquisition Subsidiary shall not cause either a triggering event or ServiceMaster or Acquisition Subsidiary to become an acquiring person as contemplated by such Rights Agreement during such time as this Agreement has not been terminated in accordance with Article 10.

                                   ARTICLE 5

                                 WARRANTIES OF
                    SERVICEMASTER AND ACQUISITION SUBSIDIARY

         References in this Agreement to the "ServiceMaster Disclosure Schedule" and in this Article to the "Schedules" mean the document captioned "ServiceMaster Disclosure Schedule" as constituted upon its delivery to ARS prior to ARS's execution and delivery of this Agreement. ServiceMaster warrants to ARS, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the ServiceMaster Disclosure Schedule:

         The term "ServiceMaster Material Adverse Effect" means any change or effect that would be materially adverse to the business, financial condition or results of operations of ServiceMaster and its Subsidiaries taken as a whole, other than any change or effect to the extent it results from (i) the announcement and performance of this Agreement and the transactions contemplated hereby and the compliance with the covenants set forth herein,
(ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (iii) changes in any tax laws or regulations or applicable accounting regulations or principles or (iv) changes in weather patterns adverse to ServiceMaster or in corporate interest rates.

         Section 5.1 Organization. ServiceMaster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ServiceMaster and its Subsidiaries has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a ServiceMaster Material Adverse Effect. ServiceMaster and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate, have a ServiceMaster Material Adverse Effect. Acquisition Subsidiary has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

         Section 5.2 Corporate Authorization; Validity of Agreement; Necessary Action. ServiceMaster and Acquisition Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster and Acquisition Subsidiary of this Agreement, and the consummation by ServiceMaster and Acquisition Subsidiary of the transactions contemplated hereby, have been duly and validly authorized by their respective boards of directors and no other corporate action or proceedings on the part of ServiceMaster and Acquisition Subsidiary is necessary to authorize the execution and delivery by ServiceMaster and Acquisition Subsidiary of this Agreement, and the consummation by ServiceMaster and Acquisition Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ServiceMaster and Acquisition Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of ARS, constitutes a valid and binding obligation of each of ServiceMaster and Acquisition Subsidiary, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No vote of the holders of ServiceMaster Common Stock is necessary for ServiceMaster to consummate the Merger or for Acquisition Subsidiary to consummate the Merger. The stockholder of Acquisition Subsidiary will adopt by requisite vote the resolutions necessary to authorize the execution, delivery and performance by Acquisition Subsidiary of this Agreement.

         Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the NYSE, state securities or "blue sky" laws and any applicable state takeover laws, and the filing of the Certificate of Merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement by ServiceMaster and Acquisition Subsidiary nor the consummation by ServiceMaster and Acquisition Subsidiary of the transactions contemplated hereby nor compliance by ServiceMaster and Acquisition Subsidiary with any of the provisions hereof will:

                 (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other organizational documents with respect to entities that are not corporations) of ServiceMaster or Acquisition Subsidiary or any other Subsidiary of ServiceMaster;

                 (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a ServiceMaster Material Adverse Effect, or would not be reasonably likely to, materially impair the ability of ServiceMaster or Acquisition

Subsidiary or, to the knowledge of ServiceMaster, ARS to consummate the transactions contemplated by this Agreement;

                 (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which ServiceMaster or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound other than any violation, breach or default which would not have a ServiceMaster Material Adverse Effect; or

                 (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ServiceMaster, any of its Subsidiaries or any of their properties or assets, other than any violation which would not have a ServiceMaster Material Adverse Effect.

         Section 5.4 Capitalization. The authorized capital stock of ServiceMaster consists of 1,000,000,000 shares of ServiceMaster Common Stock and 11,000,000 shares of preferred stock, par value $0.01 per share (the "ServiceMaster Preferred Stock"). As of the close of business on February 28, 1999, (a) 299,124,018 shares of ServiceMaster Common Stock were issued and outstanding and (b) no shares of ServiceMaster Preferred Stock were issued and outstanding. As of the close of business on February 28, 1999, 547,253 shares of ServiceMaster Common Stock were held in treasury. All of the issued and outstanding shares of ServiceMaster Common Stock are duly authorized, validly issued, fully paid and non- assessable.

         Section 5.5      SEC Reports and Financial Statements.

                 (a) ServiceMaster has filed with the SEC and has heretofore made available to ARS true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by ServiceMaster and its Subsidiaries under the Exchange Act and the Securities Act since December 31, 1997 (as such documents have been amended since the time of their filing, collectively, the "ServiceMaster SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, ServiceMaster SEC Documents, including, without limitation, any financial statements and schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ServiceMaster SEC Documents.

                 (b) Each of the consolidated financial statements included in ServiceMaster SEC Documents was prepared from, and is in accordance with, the books and records of ServiceMaster and/or its consolidated Subsidiaries, complies in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X of the SEC) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ServiceMaster and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments, other adjustments discussed therein (if any) and lack of footnote disclosures).

         Section 5.6 Absence of Certain Changes. Except as set forth or incorporated in ServiceMaster SEC Documents filed with the SEC prior to the date hereof, since September 30, 1998, ServiceMaster and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since September 30, 1998, there has not occurred: (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a ServiceMaster Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the equity interests of ServiceMaster or of any of its Subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly- owned Subsidiaries; or (iii) any material change by ServiceMaster or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP.

         Section 5.7 No Undisclosed Liabilities. Except (i) to the extent disclosed in ServiceMaster SEC Documents filed prior to the date of this Agreement and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 1998, neither ServiceMaster nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a ServiceMaster Material Adverse Effect.

         Section 5.8 Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of ServiceMaster, threatened against or affecting, ServiceMaster or any of its Subsidiaries, or to the knowledge of ServiceMaster, any review or investigation pending or threatened against or affecting ServiceMaster or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a ServiceMaster Material Adverse Effect, or would prevent ServiceMaster or Acquisition Subsidiary from consummating the transactions contemplated by this Agreement.

         Section 5.9 Compliance with Law. ServiceMaster and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to Taxes, except to the extent that any such non-compliance would not have a ServiceMaster Material Adverse Effect.

         Section 5.10 No Default. The business of ServiceMaster and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws or similar organizational documents, or
(ii) agreements to which ServiceMaster and its Subsidiaries are parties, excluding from the foregoing clause (ii) defaults or violations that would not have a ServiceMaster Material Adverse Effect and would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster or Acquisition Subsidiary or, to the knowledge of ServiceMaster, ARS to consummate transactions contemplated by this Agreement.

         Section 5.11 Information Supplied. None of the information supplied or to be supplied by ServiceMaster or any of its Subsidiaries or representatives specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the stockholders of ARS, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the stockholders of ARS or at the time of the ARS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that (other than with respect to the Proxy Statement) no representation or warranty is made by ServiceMaster or Acquisition Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by ARS or any of its affiliates or representatives specifically for inclusion or incorporation by reference therein.

         Section 5.12 Opinion of Financial Advisor. ServiceMaster has received an opinion from Goldman, Sachs & Co. dated the date of this Agreement to the effect that, as of such date, the consideration to be paid in the Offer and the Merger Consideration to be paid in connection with the Offer and the Merger is fair to ServiceMaster from a financial point of view.

         Section 5.13 Finders and Investment Bankers. ServiceMaster is not a party to any broker or finder fee agreement or arrangement in connection with the transactions contemplated by this Agreement which creates any liability or obligation on the part of ARS or any of its Subsidiaries.

         Section 5.14     Ownership of ARS Common Stock.    As of the date of
this Agreement, ServiceMaster, Acquisition Subsidiary and the other Subsidiaries of ServiceMaster do not own (directly or indirectly, beneficially or of record) any shares of ARS Common Stock and none of ServiceMaster, Acquisition Subsidiary or the other Subsidiaries of ServiceMaster holds any rights to acquire any shares of ARS Common Stock except pursuant to this Agreement.

                                   ARTICLE 6

                                COVENANTS OF ARS

         Section 6.1 Conduct of Business by ARS Pending the Merger. ARS covenants and agrees that prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 hereof, unless ServiceMaster and Acquisition Subsidiary shall otherwise consent in writing or except as otherwise contemplated by this Agreement:

                 (a) the businesses of ARS and its Subsidiaries will be conducted only in the ordinary course; ARS will use its diligent efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and others having business relationships with it and its Subsidiaries; and ARS will promptly notify ServiceMaster and Acquisition Subsidiary of any event or occurrence or emergency not in the ordinary course of the business of ARS or any of its Subsidiaries that would have an ARS Material Adverse Effect;

                 (b) ARS will not (i) amend its certificate of incorporation or bylaws or (ii) split, combine or reclassify the outstanding ARS Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the ARS Shares, other than dividends paid by any of its Subsidiaries to ARS;

                 (c) neither ARS nor any of its Subsidiaries will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class, other than (i) the issuance of shares of capital stock of a Subsidiary of ARS to ARS, (ii) with respect to ARS, ARS Shares issuable upon exercise of ARS Stock Options and ARS warrants outstanding on the date hereof (together with the related preferred share purchase rights), (iii) any ARS Shares issuable upon conversion of any convertible note of ARS described on the ARS Disclosure Schedule (together with the related preferred share purchase rights), and (iv) in accordance with the Rights Agreement;

                 (d) neither ARS nor any of its Subsidiaries will enter into or agree to enter into any new or amended contract or agreement with any labor unions representing employees of ARS or any of its Subsidiaries;

                 (e) except permitted by Section 6.4, ARS will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger and the Offer) or any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any of its Subsidiaries);

                 (f) ARS will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any material change in its capitalization (it being acknowledged however by ServiceMaster that ARS may incur indebtedness except as may be prohibited by paragraph (j)(i) of this Section), or enter, other than in the ordinary course of business, into a material contract;

                 (g) neither ARS nor any of its Subsidiaries shall modify, amend or terminate any of the material ARS Agreements or waive, release or assign any material rights or claims, except in each case in the ordinary course of business;

                 (h) except as contemplated by Section 3.3, neither ARS nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by ARS or any of its Subsidiaries to any officer or management employee other than scheduled annual increases in the ordinary course of business; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of ARS, grant any severance or termination pay to any officer, director or employee of ARS or any of its Subsidiaries; (iv) make any additional contributions to any grantor trust created by ARS to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any new severance program or rights;

                 (i) to the extent within its control, neither ARS nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

                 (j) neither ARS nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under credit facilities of ARS existing on the date hereof in the ordinary course of business and other borrowings that can be repaid at any time without any prepayment penalty or other similar fee; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business;
(iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of ARS, customary loans or advances to employees in the ordinary course of business and short-term investments pursuant to customary cash management systems of ARS in the ordinary course of business); or (iv) make or commit to make any material capital expenditure in an amount or character that is not consistent with ARS's past practices;

                 (k) neither ARS nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;


                 (l)      ARS shall not make any material Tax election; and

                 (m) neither ARS nor any Subsidiary of ARS shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this Section 6.1 or (ii) any action that would constitute or is likely to cause or result in a breach of any covenant, agreement, representation or warranty set forth herein.

         Section 6.2      ARS Stockholder Approval; Preparation of Proxy
Statement

                 (a) If the ARS Stockholder Approval is required by applicable law, ARS shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "ARS Stockholders Meeting") for the purpose of obtaining the ARS Stockholder Approval. ARS shall, through its board of directors, unanimously recommend to its stockholders that the ARS Stockholder Approval be given. Notwithstanding the foregoing, if ServiceMaster, Acquisition Subsidiary or any other Subsidiary of ServiceMaster shall acquire at least 90 percent of the outstanding ARS Shares, the Parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without an ARS Stockholders Meeting in accordance with Section 253 of Delaware Law.

                 (b) If the ARS Stockholder Approval is required by applicable law, ARS shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement (the "Proxy Statement") with the SEC and shall use its diligent efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the stockholders of ARS as promptly as practicable after responding to all such comments to the satisfaction of the staff, if any. ARS shall notify ServiceMaster promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply ServiceMaster with copies of all correspondence between ARS or any of its affiliates or representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the ARS Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, ARS shall promptly prepare and mail to its stockholders such an amendment or supplement.

                 (c) ServiceMaster agrees to cause all ARS Shares purchased pursuant to the Offer and all other ARS Shares owned by ServiceMaster or any of its Subsidiaries to be voted in favor of the ARS Stockholder Approval.

         Section 6.3 Access to Information. Subject to any limitations imposed under confidentiality agreements to which ARS is subject, ARS will give ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives full access throughout the period prior to the Effective Time to all of the offices, properties, business and marketing plans, books, files and records of ARS and the Subsidiaries of ARS, will furnish to ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct ARS's employees, counsel and financial advisors to cooperate with ServiceMaster in its investigation of the business of ARS and its Subsidiaries and to promptly answer and respond to any questions and inquiries of ServiceMaster, and ServiceMaster shall keep confidential such data and other information to the extent provided in the letter agreement dated March 18, 1998 entered into by ARS and ServiceMaster. ARS will furnish promptly to ServiceMaster and Acquisition Subsidiary (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws and (b) all such other information concerning its business, properties and personnel as ServiceMaster or Acquisition Subsidiary may reasonably request; provided that no investigation pursuant to this Section 6.3 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         Section 6.4      No Solicitation.

                 (a) ARS represents to ServiceMaster that the board of directors of ARS is satisfied that it has made such assessments of ARS's value and has taken such other actions as to satisfy the fiduciary duties of its board of directors that must be satisfied to enable ARS to enter into this Agreement and to render this Agreement binding upon ARS in accordance with its terms.

                 (b) ARS agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving ARS or the acquisition of all or any material portion of the assets or capital stock of ARS (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than ServiceMaster, Acquisition Subsidiary or their respective directors, officers, employees, agents and representatives), or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, other than as expressly contemplated by this Section. The board of directors of ARS shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to ServiceMaster or Acquisition Subsidiary, the approval or recommendation by such board of directors of the Offer, subject to the exception contained in the first sentence of Section 1.2(b).

                 (c) Notwithstanding subsection (b) above, prior to the consummation of the Offer, ARS may provide non-public information to and seek to negotiate an Acquisition Transaction with a person other than ServiceMaster or any of ServiceMaster's Subsidiaries (the "Competitor") provided that the Competitor shall make a bona fide unsolicited written proposal to make an Acquisition Transaction for all the capital stock or assets of ARS on Superior Terms. For purposes of this Agreement, terms will be deemed to be "Superior Terms" only if the proposal of such Competitor is more favorable than the Offer Price to the stockholders of ARS as determined in good faith by the board of directors of ARS. A proposal to acquire ARS on Superior Terms is herein called a "Qualified Competing Proposal."

                 (d) If prior to the termination of this Agreement in accordance with its terms, ARS receives an inquiry or proposal relating to an Acquisition Transaction, it shall advise ServiceMaster in writing of the receipt, directly or indirectly, of any such inquiry or proposal (and any change or modification thereto) promptly upon such receipt and of its intention to enter into any agreement relating to an Acquisition Transaction which is a Qualified Competing Proposal, subject to the exercise of any rights of ServiceMaster under this Agreement. ARS shall also promptly advise ServiceMaster in writing of any actions taken pursuant to
Section 6.4(c) hereof and furnish to ServiceMaster either a copy of such proposal or a detailed description of the terms and conditions of such proposal or any subsequent change or modification thereto, and promptly supply ServiceMaster with any other information which is either in the possession of ARS or available to ARS relating in any way to any possible Acquisition Transaction as ServiceMaster shall request.

                 (e) ARS shall prior to entering into any Qualified Competing Proposal pay or cause to be paid to ServiceMaster the amount specified in Section 10.3(b).

                 (f) Nothing contained in this Agreement shall prevent the board of directors of ARS from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an Acquisition Transaction.

                 (g) ARS warrants that ARS is not bound by any contract or agreement that would require it to take any action which would violate any restriction contained in Section 6.4(b).

         Section 6.5 Corporate Organization. Notwithstanding anything to the contrary contained in this Agreement or in the disclosure schedules hereto, ARS and each of its operating Subsidiaries shall take all actions reasonably necessary in order to be duly qualified and in good standing on the Effective Time with the Secretary of State in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have an ARS Material Adverse Effect.

         Section 6.6 Monthly Financial Statements. As soon as available but in any event within 45 days after the end of each monthly accounting period in each fiscal year, ARS shall deliver to ServiceMaster unaudited consolidated statements of income of ARS and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and all such statements shall fairly present in all material respects the consolidated results of operations of ARS and its consolidated subsidiaries for the periods presented therein and shall be prepared in accordance with GAAP consistently applied (subject to the absence of footnote disclosures and to normal year-end adjustments) and shall set forth EBITA and a calculation thereof for such monthly period. Each such monthly statement of income shall be presented in such detail as is comparable to the January 1999 Financial Statements.

         Section 6.7 Resignation of ARS Directors. Prior to or simultaneously with the acceptance for payment of, and payment for, ARS Shares by Acquisition Subsidiary pursuant to the Offer, (i) ARS shall cause the directors of ARS and its Subsidiaries to resign their positions as such upon such consummation of the Offer and (ii) shall arrange for the appointment of Phillip B. Rooney, Ernest J. Mrozek and Vernon T. Squires (or such other persons designated in writing by ServiceMaster) as directors of ARS upon the consummation of the Offer. Subject to applicable law, ARS shall take all action requested by Acquisition Subsidiary necessary to effect any such requested election, including sending to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and ARS agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Acquisition Subsidiary shall have provided to ARS on a timely basis all required information with respect to the designees of Acquisition Subsidiary).

                                   ARTICLE 7

                           COVENANTS OF SERVICEMASTER

         Section 7.1 Obligations of Acquisition Subsidiary. Subject to the terms and conditions in this Agreement, ServiceMaster will take all action necessary to cause Acquisition Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

         Section 7.2      Indemnification.

                 (a) From and after the Effective Time, ServiceMaster and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under Delaware Law, the present and former directors and officers of ARS and its Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of ARS or its Subsidiaries (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by applicable law, will periodically advance expenses to such Indemnified Party for his legal and other out-of- pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                 (b) For not less than six years after the Effective Time, ServiceMaster or the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by ARS's existing directors' and officers' liability insurance with respect to actions that shall have taken place prior to the Effective Time, on terms and conditions no less favorable to such persons than those in effect on the date hereof under ARS's existing directors' and officers' liability insurance; provided, however, that in no event shall ServiceMaster or the Surviving Corporation be required to pay in any year an amount to maintain such insurance covering the Indemnified Parties in excess of twice the amount paid by ARS as of the Closing Date for such coverage; provided further that if the annual premiums of such insurance coverage exceed such amount, ServiceMaster shall be obligated to obtain a policy with a premium equal to such amount.

                                   ARTICLE 8

                       COVENANTS OF SERVICEMASTER AND ARS

         Section 8.1 Diligent Efforts. Subject to the terms and conditions of this Agreement, each party will use its diligent efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing herein shall require ServiceMaster to hold, manage or operate any assets separately or to enter into any sale or divestiture of assets. ARS, ServiceMaster and Acquisition Subsidiary shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. In connection with and without limiting the foregoing, ARS and ServiceMaster shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

         Section 8.2 Certain Filings. ARS and ServiceMaster shall cooperate with one another (i) in connection with the preparation of all documents and filings contemplated by this Agreement, (ii) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with any of the documents and filings contemplated by this Agreement and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 8.3 Public Announcements. ServiceMaster and ARS will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of ARS or Acquisition Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf ARS or Acquisition Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of ARS acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 8.5 Notices of Certain Events. ARS and ServiceMaster shall promptly notify the other of:

                 (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting ARS or any of its Subsidiaries, on the one hand, or ServiceMaster or Acquisition Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

                 (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.

         Section 8.6 Regulatory Matters and Approvals. Each of ARS and ServiceMaster shall (and ServiceMaster shall cause Acquisition Subsidiary to) give any notices to, make any filings with and use its diligent efforts to obtain any authorizations, consents and approvals of, Governmental Entities in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, ARS and ServiceMaster shall each file any Notification and Report Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its diligent efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable.

         Section 8.7 Representations. Each of ARS, on the one hand, and ServiceMaster and Acquisition Subsidiary, on the other, (i) will use their diligent efforts to take all action necessary to render true and correct as of the Closing, its representations and warranties contained in this Agreement and
(ii) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time.

         Section 8.8 Material Consents. Between the date of this Agreement and the Closing Date, ARS and ServiceMaster and each of their respective Subsidiaries shall in good faith use their diligent efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers and other persons necessary to permit the transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which ARS, ServiceMaster or any of their respective Subsidiaries is a party or by which ARS, ServiceMaster or any of their respective Subsidiaries is bound.

                                   ARTICLE 9

                                   CONDITIONS

         Section 9.1 Conditions to the Offer. Acquisition Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for, and may delay the acceptance for payment of or the payment for any ARS Shares tendered pursuant to the Offer, and may terminate the Offer if:

         (a) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of ARS Shares that would constitute at least 52 percent of the then outstanding ARS Shares (the "Minimum Condition");

         (b) any waiting period under the HSR Act applicable to the purchase of ARS Shares pursuant to the Offer shall not have expired or been terminated;

         (c) there shall have occurred any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

         (d) any state of facts shall exist that would entitle ServiceMaster to terminate this Agreement under any of the provisions in Section 10.1 of this Agreement.

The foregoing conditions are for the sole benefit of ServiceMaster and Acquisition Subsidiary and may, subject to the terms of this Agreement, be waived by ServiceMaster and Acquisition Subsidiary in whole or in part at any time and from time to time in their sole discretion. The failure by ServiceMaster or Acquisition Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and all such rights may be asserted at any time or from time to time.

         Section 9.2 Conditions to the Merger. The obligations of ServiceMaster and Acquisition Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by applicable law, this Agreement shall have been adopted by the stockholders of ARS in accordance with Delaware Law; and (ii) Acquisition Subsidiary shall have previously accepted payment and paid for ARS Shares pursuant to the Offer.

                                   ARTICLE 10

                                  TERMINATION

         Section 10.1 Termination. This Agreement may be terminated prior to the purchase of ARS Shares pursuant to the Offer:

         (a)     by mutual written consent of ARS and ServiceMaster;

         (b) by either ServiceMaster or ARS, in the event the Offer shall have terminated or expired in accordance with its terms without Acquisition Subsidiary having accepted for payment any ARS Shares pursuant to the Offer or in the event Acquisition Subsidiary shall not have accepted for payment any ARS Shares pursuant to the Offer prior to June 30, 1999 (except as otherwise indicated below, the "Deadline") as a result of any of the conditions specified in Section 9.1 not being satisfied; provided, however, that (i) the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure (including, in the case of ServiceMaster, a failure by Acquisition Subsidiary) to perform any of its obligations under this Agreement shall have been the primary and but-for reason for the failure of the satisfaction of any such conditions or the termination of the Offer without acceptance of any ARS Shares; (ii) in the event that there has been any public disclosure of a possible Acquisition Transaction other than the Offer and in ServiceMaster's reasonable judgment the pendency of such alternative Acquisition Transaction shall have been a significant reason for the failure to satisfy the Minimum Condition in response of the Offer, ARS shall not have a right to terminate under this clause (b) until and unless ServiceMaster shall terminate the Offer; and (iii) if at the date which could otherwise constitute the "Deadline" there shall be an injunction or other governmental order prohibiting ServiceMaster from consummating the Offer, then the Deadline shall be extended until 30 business days after such prohibition shall cease be apply;

         (c) by either ARS or ServiceMaster, if any judgment, injunction, order or decree enjoining ServiceMaster, Acquisition Subsidiary or ARS from consummating the transactions contemplated by this Agreement (including the Merger, the Offer and the acquisition of ARS Shares by Acquisition Subsidiary pursuant to the Offer) is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

         (d) by ServiceMaster if the board of directors of ARS shall (i) withdraw, modify or change its recommendation or approval in respect of the Offer in a manner not approved by ServiceMaster or (ii) have recommended any proposal other than by ServiceMaster or Acquisition Subsidiary in respect of an Acquisition Transaction;

         (e) by ServiceMaster if a "Flip-In Event," a "Flip-Over Event," a "Distribution Date" or a "Stock Acquisition Date" occurs under the Rights Agreement of ARS;

         (f) by ServiceMaster if ARS takes any action that would permit any Person (other than ServiceMaster or Acquisition Subsidiary) to acquire in excess of 15 percent of the outstanding shares of ARS Common Stock without causing a "Flip-In Event," a "Flip-Over Event," a "Distribution Date" or a "Stock Acquisition Date" to occur under the Rights Agreement of ARS;

         (g) by ServiceMaster if ARS shall have breached in any material respect any of its representations or warranties contained herein (which representations and warranties for purposes of determining if ServiceMaster can terminate this Agreement pursuant to this clause (g) shall be deemed to be made as of the time of such termination except that any particular representation or warranty that addresses matters only as of a particular date shall be deemed for purposes of this clause (g) to have been made as of the particular date);

         (h) by ServiceMaster if ARS shall have breached in any material respect any of its covenants or agreements contained in
                 Section 6.1(b), (c) or (e) or its warranties in Section 4.24;

         (i) by ServiceMaster if ARS shall have breached in any material respect any of its covenants or agreements contained herein, other than the covenants and agreements contained in Section 6.1(b), (c) or (e);

         (j) by ARS if a Qualified Competing Proposal is made to ARS, subject to the restrictions set forth in Section 6.4, provided that the right to terminate described in this subsection shall not be effective unless and until ARS shall have paid to ServiceMaster the fee described in Section 10.3(b);

         (k) by ARS if ServiceMaster or Acquisition Subsidiary shall have breached in any material respect any of its covenants or agreements contained herein or any of its representations or warranties contained herein (which representations and warranties for purposes of determining if ARS can terminate this Agreement pursuant to this clause (k) shall be deemed to be made as of the time of such termination except that any particular representation or warranty that addresses matters only as of a particular date shall be deemed for purposes of this clause (k) to have been made as of the particular date);

         (l) by ServiceMaster if (i) in ServiceMaster's good faith judgment there shall be a reasonable possibility that ARS will not generate EBITA for 1999 in excess of $33.3 million or (ii) any other events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) shall occur having, or which would be reasonably likely to have in the aggregate, in the good faith judgment of ServiceMaster, a material adverse effect on ARS and its subsidiaries taken as a whole;

         (m) by ServiceMaster, if the directors of ARS do not resign and take all other actions necessary to accomplish all of the results specified in Section 6.7;

         (n) by ServiceMaster, if the "loss before income taxes, discontinued operations and extraordinary items" of ARS as shown in ARS' definitive audited financial statements for the fiscal year ended December 31, 1998 exceeds $3.9 million; provided that the ServiceMaster termination right set forth in this paragraph (n) shall terminate and be of no further force or effect at 11:59 p.m. on the second business day after the actual receipt by ServiceMaster of those definitive audited 1998 financial statements of ARS together with a written notice from ARS that such delivery is intended to begin the two business day time limit specified in this clause (n); or

         (o) by ServiceMaster, if ServiceMaster or Acquisition Subsidiary is entitled to terminate the Offer pursuant to Section 9.1.

Any right of termination under this Section 10.1 shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided. In the event ServiceMaster shall terminate this Agreement under clause (l) of this Section 10.1, ServiceMaster shall at the time of such termination identify in writing for ARS the grounds which ServiceMaster believes entitles it to effect such termination under clause (l).

Any right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

         Section 10.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective boards of directors, may (but shall not be required to) (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

         Section 10.3     Effect of Termination; Termination Fee.

                 (a)      If this Agreement is terminated pursuant to Section
10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 10.3(b) and (c) and 11.4 hereof shall survive the termination hereof and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder. Without limiting by implication the generality of the preceding sentence, ServiceMaster shall not be obligated to continue the Offer after any termination of this Agreement pursuant to any provision in Section 10.1.

                 (b) If this Agreement shall be terminated pursuant to clause (d), (f), (h), (j) or (m) in Section 10.1, then (i) ARS shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster a termination fee equal to $3.25 million and
(ii) ServiceMaster shall be entitled to the termination fee in the amount specified in this subsection (b) regardless of whether any other ground for termination shall exist under or by reason of this Agreement. In no event shall ARS be required to pay more than one termination fee pursuant to this Section 10.3(b) and if any fee shall be payable under this Subsection (b), then no additional amount shall be separately payable under Section 10.3(c).

                 (c) If this Agreement shall be terminated pursuant to clause (g) or (i) in Section 10.1, then (except as otherwise specified in Section 10.3(b)) ARS shall pay ServiceMaster an amount, not to exceed $1,000,000, equal to the reasonable and documented actual out-of-pocket expenses incurred by ServiceMaster directly attributable to the proposed acquisition of ARS, including negotiation and execution of this Agreement and the attempted completion of the Offer and the Merger. Each such expense shall be paid within thirty days after ServiceMaster shall have submitted the written request for payment of such expense except that in the event ARS shall in good faith raise any question as to whether any particular expense is payable by ARS under this subsection (c), then ARS shall be entitled to delay payment of such expense until ServiceMaster shall supply documentation sufficient to establish that the particular expense is payable under the standards specified in this subsection (c). In no event shall any request for additional documentation to which ARS shall be entitled under this subsection (c) of itself entitle ARS to delay payment of any other expense owed by ARS under this subsection (c).

                 (d) If ARS shall for any reason fail to make the payment specified under Section 10.3(b) or Section 10.3(c) at the time required by that Section, then ARS shall pay ServiceMaster on demand interest at a per annum rate equal to 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) on the amount remaining unpaid from that time until such payment shall be received by ServiceMaster and shall also reimburse ServiceMaster for all attorney's fees and other expenses which ServiceMaster shall reasonably incur to enforce its rights to such payment.

                                   ARTICLE 11

                                 MISCELLANEOUS

         Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

                 If to ServiceMaster or Acquisition Subsidiary, to:

                 One ServiceMaster Way
                 Downers Grove, IL 60515
                 Attention: General Counsel
                 Facsimile: (630) 271-5870

                 with a copy to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois 60601
                 Attention: Robert H. Kinderman
                 Facsimile: (312) 861-2200

                 If to ARS, to:

                 Post Oak Tower
                 Suite 725
                 5051 Westheimer Road
                 Houston, TX  77056
                 Attention: General Counsel
                 Facsimile: (713) 599-0200

                 with a copy to:

                 Fulbright & Jaworski L.L.P.
                 1301 McKinney, Suite 5100
                 Houston, TX 77010-3095
                 Attention: Charles L. Strauss
                 Facsimile: (713) 651-5246

or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or telex, upon confirmation of receipt, or (b) if given by any other means, when delivered at the address specified in this Section 11.1.

         Section 11.2 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Effective Time.

         Section 11.3     Amendments; No Waivers.

                 (a) This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the ARS Stockholder Approval, but, after the purchase of ARS Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the ARS Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. Following the election or appointment of the designees of Acquisition Subsidiary pursuant to Section
6.7 and prior to the Effective Time, this Agreement shall not be amended or terminated.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 11.4 Expenses. Each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, except that each of ServiceMaster and ARS shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9 (including SEC filing fees).

         Section 11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         Section 11.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         Section 11.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 11.8 Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

         Section 11.9 No Third Party Beneficiaries. Except for Section 7.2 hereof, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                               *   *   *   *   *

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                  THE SERVICEMASTER COMPANY


                                  By: /s/ PHILLIP B. ROONEY
                                      -----------------------------------------
                                  Name:   Phillip B. Rooney
                                  Title:  Vice Chairman



                                  SVM M9 ACQUISITION CORPORATION


                                  By: /s/ ERNEST J. MROZEK
                                      -----------------------------------------
                                  Name:   Ernest J. Mrozek
                                  Title:  President



                                  AMERICAN RESIDENTIAL SERVICES, INC.


                                  By: /s/ THOMAS N. AMONETT
                                     ------------------------------------------
                                  Name:   Thomas N. Amonett
                                  Title:  President and Chief Executive Officer